EXHIBIT 4.1

THIS CONVERTIBLE SECURED PROMISSORY NOTE AND THE SECURITIES REPRESENTED BY THIS CONVERTIBLE SECURED PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THE SALE, TRANSFER OR ASSIGNMENT OF THE SECURITIES REPRESENTED BY THE CERTIFICATE EVIDENCING THE PREFERRED STOCK INTO WHICH THIS SECURED PROMISSORY NOTE CAN BE CONVERTED OR THE COMMON STOCK RECEIVED AS INTEREST PAYMENTS MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

CONVERTIBLE SECURED PROMISSORY NOTE AND LOAN AGREEMENT

Company:  Espre Solutions, Inc.
Company Address: 5700 W. Plano Parkway, Suite 2600, Plano, Texas 75093
Closing Date:  August 20, 2008
Maturity Date:  August 20, 2013
Principal Amount:  $5,000,000

For value received, Espre Solutions, Inc., a Nevada corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the assets or otherwise (the “Company”), hereby promises (1) to pay to the Holder (as such term is hereinafter defined), or such other Person (as such term is hereinafter defined) upon order of the Holder, on August 20, 2013 (the “Maturity Date”), an amount equal to Five Million Dollars ($5,000,000), as such sum may be adjusted pursuant to Article 3 (the “Principal Amount”) together with any and all accrued and unpaid interest, fees or other amounts due and payable pursuant to this Note, and (2) to pay interest thereon with such interest accruing from the date hereof on the outstanding Principal Amount of this Note and payable on a monthly basis, commencing on the 1st Business Day of the month following the month of issuance of this Note, and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day), at the rate of six percent (6.0%) per annum, subject to adjustment as set forth in Section 6.3 hereof (the “Interest Rate”); provided, however, the interest payable on this Note for the first three months shall be prepaid in cash on the Closing Date.  All interest payable on the Principal Amount of this Note shall be calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Payment of interest on this Note shall be made in cash at (i) the principal office of the Holder or such other place as the Holder may from time to time designate in writing to the Company or, (ii) at the option of the Holder, in shares of Common Stock of the Company, which shares shall be valued at the lesser of 90% of the VWAP (as such term is hereinafter defined) on such Interest Payment Date or the Conversion Price.  This Note may not be prepaid without the written consent of the Holder.

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ARTICLE 1
DEFINITIONS

SECTION 1.1          Definitions.  The terms defined in this Article whenever used in this Note have the following respective meanings:

(i)             “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(ii)            “Bankruptcy Code” means the United States Bankruptcy Code of 1986, as amended (11 U.S.C. Sec. Sec. 101 et seq.).

(iii)           “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

(iv)           “Capital Shares” means the Common Stock and Preferred Stock and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Company.

(v)            “Closing Date” means the closing date set forth in the first paragraph of this Note.

(vi)           “Code” means the United States Internal Revenue Code of 1986, as amended.

(vii)          “Common Shares” or “Common Stock” means shares of the Company’s Common Stock, par value $0.001 per share.

(viii)         “Conversion” or “conversion” means the repayment by the Company of the Principal Amount of this Note (and, to the extent the Holder elects as permitted by the opening paragraph of this Note and Section 3.1, accrued and unpaid interest thereon) by the delivery of Preferred Stock on the terms provided in Section 3.2, and “convert,” “converted,” “convertible” and like words shall have a corresponding meaning.

(ix)           “Conversion Date” means any day on which all or any portion of this Note is converted in accordance with the provisions hereof.

(x)            “Conversion Notice” means a written notice of conversion substantially in the form annexed hereto as Exhibit A.

(xi)           “Conversion Price” on any date of determination means the price for the conversion of this Note into Preferred Stock on such day as set forth in Section 3.1.

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(xii)          “Credit Documents” means this Note, the Security and Pledge Agreements and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of the Holder in connection herewith.

(xiii)         “Credit Party” or “Credit Parties” means the Company, and its Subsidiaries.

(xiv)         “Disinterested Director”  means a director of the Company who is not and has not been an officer or employee of the Company and who is not a member of the family of, controlled by or under common control with, any such officer of employee.

(xv)          “Event of Default” has the meaning set forth in Section 6.1.

(xvi)         “Governmental Authority” means any federal, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court or arbitrator, in each case having jurisdiction over the applicable matter and whether of the United States or another country.

(xvii)        “Holder” means Dalcor, Inc., a corporation organized under the laws of Panama, any successor thereto, or any Person to whom this Note is subsequently transferred in accordance with the provisions hereof.

(xviii)       “Indebtedness” means, without duplication, all monetary obligations of the Company or its Subsidiaries (i) for borrowed money or with respect to deposits or advances of any kind to the Company or its Subsidiaries (except for deposits or advances made by customers of the Company or its Subsidiaries in connection with the sale of goods or services in the ordinary course of business consistent with past practice), and all prepayment premiums, penalties and any other fees and expenses paid to satisfy such obligations, (ii) evidenced by bonds, debentures, indentures, notes or similar instruments, (iii) upon which interest charges are customarily paid (excluding trade accounts payable of the Company or its Subsidiaries and other similar amounts payable by the Company or its Subsidiaries in the ordinary course of business), (iv) under conditional sale or other title retention agreements relating to property purchased by the Company or its Subsidiaries, (v) issued or assumed as the deferred purchase price of property or services wherein interest or similar charges accrue therein, (vi) secured by any Lien on assets other than Permitted Liens, (vii) under interest rate or currency swap or other similar transactions (valued at the termination cost thereof), and (viii) under guarantees and arrangements having the economic effect of a guarantee by the Company or its Subsidiaries of any indebtedness of any other Person.

(xix)          “Interest Payment Due Date” means any date upon which interest is due to be paid by the Company to the Holder, as set forth in the opening paragraph of this Note.

(xx)           “Lien” means any lien, mortgage, security interest, tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise, including without limitation, an “adverse claim” as defined under Article 8 of Uniform Commercial Code as enacted in the State of Nevada.

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(xxi)          “Market Disruption Event” means any event that results in a material suspension or limitation of trading of the Common Shares.

(xxii)         “Maturity Date” means the maturity date set forth in the opening paragraph of this Note.

(xxiii)        “Maximum Rate” has the meaning set forth in Section 6.4.

(xxiv)        “Note” or “Notes” means this Convertible Secured Promissory Note and Loan Agreement or such other convertible notes(s) exchanged therefor as provided in Section 2.1.

(xxv)        “OTC:BB” means the OTC Bulletin Board service of the Financial Industry Regulatory Authority, Inc.

(xxvi)        “Outstanding” when used with reference to Common Shares or Capital Shares (collectively, “Shares”) means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Company or any Subsidiary of the Company shall not be deemed “Outstanding” for purposes hereof.

(xxvii)       “Patent Security Agreement” mean that certain Patent Security Agreement granted to Holder by the Company and its Subsidiaries on even date herewith.

(xxviii)      “Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

(xxix)        “Permitted Liens” shall mean (i) Liens for taxes, assessments, and other governmental charges not yet due and payable, (ii) Liens being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (iii) Liens that are (A) with respect to real property, easements, quasi easements, licenses, covenants, rights of way, utility agreements and other similar restrictions on real property, (B) any conditions that may be shown by a current survey, and (C) zoning, building and other similar restrictions, and (D) inchoate workmen’s, repairmen’s warehousemen’s and carriers’ Liens arising in the ordinary course of business, that in any case described in this clause (iii) do not, individually or in the aggregate, materially impair the current use or occupancy of the real property or impair the marketability of title in the real property of the Company (including in the case of leased real property, the leasehold interest) and (iv) Liens granted in favor of Holders under the Security and Pledge Agreements.

(xxx)         “Pledge Agreement” means that certain Pledge Agreement granted to Holder by the Company and its Subsidiaries on even date herewith.

(xxxi)        “Preferred Stock” means the shares of the Company’s Class C Preferred Stock, par value $0.001 per share.

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(xxxii)       “Preferred Stock Issued at Conversion”, when used with reference to the securities deliverable upon conversion of this Note, means all Preferred Stock and securities of any other class or series into which this Note hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

(xxxiii)      “Principal Amount” has the meaning set forth in the opening paragraph of this Note.

(xxxiv)      “SEC” means the United States Securities and Exchange Commission.

(xxxv)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

(xxxvi)      “Security Agreement” means that certain Security Agreement granted to Holder by the Company and its Subsidiaries on even date herewith.

(xxxvii)     “Security and Pledge Agreements” means the Security Agreement, Pledge Agreement, Patent Security Agreement and Trademark Security Agreement.

(xxxviii)    “Subsidiary” or “Subsidiaries” with respect to the Company, means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

(xxxix)       “Trademark Security Agreement” mean that certain Trademark Security Agreement granted to Holder by the Company and its Subsidiaries on even date herewith.

(xl)           “Trading Day” means any day on which (i) purchases and sales of securities on the principal national security exchange or quotation system on which the Common Stock is traded are reported thereon, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, as reported by Bloomberg Financial Markets or a similar generally accepted national reporting service, as the case may be, (ii) at least one bid for the trading of Common Stock is reported and (iii) no Market Disruption Event occurs.

(xli)           “Trading Market” means the OTC:BB, or, to the extent the Company becomes eligible to list its Common Stock on any other national security exchange or quotation system, upon official notice of listing on any such exchange or system, as the case may be, it shall be the “Trading Market.”

(xlii)         “VWAP” means with respect to any relevant Business Day, the volume weighted average price per share (rounded to the nearest one hundredth of a cent) of the Common Stock on the OTC:BB, or if trading prices are not reported on the OTC:BB any other exchange or service wherein purchases and sales of the Common are reported, in each case as reported by Bloomberg Financial Markets for the fifteen (15) Trading Days ending on and including the last Trading Day immediately preceding such Business Day.

All references to “cash” or “$” herein means lawful currency of the United States of America.

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ARTICLE 2
TRANSFER, REPLACEMENT, PREPAYMENT, AND SECURITY

SECTION 2.1         Registration of Transfer of Notes.  This Note, when presented for registration of transfer, shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed, by the Holder duly authorized in writing.

SECTION 2.2         Loss, Theft, Destruction of Note.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid Principal Amount dated as of the date hereof (which shall accrue interest from the most recent Interest Payment Due Date on which an interest payment was made in full).  This Note shall be held and owned upon the express condition that the provisions of this Section 2.2 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Note and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

SECTION 2.3         Mandatory Prepayment.   In the event that the Company sells, exclusively licenses, conveys, assigns, leases, abandons or otherwise transfers or disposes of, voluntarily or involuntarily (any of the foregoing being referred to in this paragraph as a “transaction” and any series of related transactions constituting but a single transaction), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, licenses, chattel paper or general intangible with or without recourse), except (a) in a transaction in the ordinary course of the Company’s business, (b) a transaction the proceeds of which are paid to the Holder or (c) with the prior written consent of Holder, the Principal Amount together with all accrued and unpaid interest, fees or other amounts due and payable pursuant to this Note shall be immediately due in full.

SECTION 2.4         Security.  This Note is secured by the security interests, Liens, assignments and rights granted to Holder in the Collateral (as defined in the Security Agreement) pursuant to the Security Agreement and the Pledged Collateral (as defined in the Pledge Agreement) pursuant to the Pledge Agreement.

ARTICLE 3
CONVERSION OF NOTE

SECTION 3.1         Conversion; Conversion Price.  At the option of the Holder, this Note may be converted, either in whole or in part, up to the full Principal Amount hereof into Preferred Stock (calculated as to each such conversion to the nearest 1/100th of a share), at any time and from time to time on any Business Day, subject to compliance with Section 3.2. The number of shares of Preferred Stock (rounded to the nearest whole number of shares with .5 of a share being rounded up) into which this Note may be converted is equal to the dollar amount of the Note being converted divided by the Conversion Price.  The “Conversion Price” shall be equal to $1.00.

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SECTION 3.2         Exercise of Conversion Privilege.  i) Conversion of this Note may be exercised in whole or in part on any Business Day by the Holder by telecopying an executed and completed Conversion Notice to the Company.  Each date on which a Conversion Notice is telecopied to the Company in accordance with the provisions of this Section 3.2 shall constitute a Conversion Date.  The Company shall convert this Note and issue the Preferred Stock Issued at Conversion in the manner provided below in this Section 3.2, and all voting and other rights associated with the beneficial ownership of the Preferred Stock Issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice.  The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Preferred Stock Issued at Conversion in connection with such conversion.  As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than three (3) Business Days after the Company’s receipt of such Conversion Notice, the Company shall (a) issue the Preferred Stock Issued at Conversion in accordance with the provisions of this Article 3 and (b) cause to be mailed for delivery by overnight courier (x) a certificate or certificate(s) representing the number of shares of Preferred Stock to which the Holder is entitled by virtue of such conversion and (y) cash, as provided in Section 3.3, in respect of any fraction of a Common Share deliverable upon such conversion.  Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates, and at such time the rights of the Holder of this Note, as such (except if and to the extent that any Principal Amount thereof remains unconverted), shall cease and the Person and Persons in whose name or names the Preferred Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Preferred Stock represented thereby, and all voting and other rights associated with the beneficial ownership of such Preferred Stock shall at such time vest with such Person or Persons.  The Conversion Notice shall constitute a contract between the Holder and the Company, whereby the Holder shall be deemed to subscribe for the number of shares of Preferred Stock that it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 3.4), to surrender this Note and to release the Company from all liability thereon (except if and to the extent that any Principal Amount thereof remains unconverted).

(ii)            If, at any time after the date of this Note, (a) the Company fails to timely convert the Note in accordance with this Section 3.2 or (b) any third party commences any lawsuit or legal proceeding or otherwise asserts any claim before any court or Governmental Authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of this Note into Preferred Stock or to own or vote the shares issued pursuant to any such Conversion Notice, then the Holder shall have the right, but not the obligation, by written notice to the Company, to require the Company to promptly pay to the holder an amount equal to one hundred fifteen percent (115%) of the aggregate of the Principal Amount, all accrued and unpaid interest and any and all amounts due hereunder or pursuant to the Security and Pledge Agreements.  The foregoing shall be in addition to and shall in no way limit any and all rights the Holder has or may have with respect to any breach by the Company of the provisions of this Note.  Under any of the circumstances set forth above, the Company shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in defending itself in any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

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(iii)           The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under the Bankruptcy Code.  In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Sec. 362 in respect of the Holder’s conversion privilege.  The Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Sec. 362 in respect of the conversion of this Note.  The Company agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Sec. 362.

(iv)           In connection with a partial conversion of this Note, the Holder shall surrender this Note to the Company in exchange for a new Note representing the remaining outstanding Principal Amount.

SECTION 3.3         Fractional Shares.  No fractional shares of Preferred Stock or scrip representing fractional shares of Preferred Stock shall be delivered upon conversion of this Note.  Instead of any fractional shares of Preferred Stock that otherwise would be delivered upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction multiplied by the VWAP on the Conversion Date.

SECTION 3.4         Adjustments.  The Conversion Price and the number of shares deliverable upon conversion of this Note are subject to adjustment from time to time as follows.  In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Company is not the survivor or where there is a change in or distribution with respect to the Preferred Stock), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions (each, a “Fundamental Corporate Change”), pursuant to the terms of which shares of stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”) are to be received by or distributed to the holders of Preferred Stock, then the Holder of this Note shall have the right thereafter, at its sole option, to (x) require the Company to prepay this Note for cash at one hundred fifteen percent (115%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of prepayment, (y) receive the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Preferred Stock into which the outstanding portion of this Note may be converted at the Conversion Price applicable immediately prior to such Fundamental Corporate Change, or (z) require the Company, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to the Holder a Note with substantially identical rights, privileges, powers, restrictions and other terms as this Note in an amount equal to the amount outstanding under this Note immediately prior to such Fundamental Corporate Change.  The foregoing provisions shall similarly apply to successive Fundamental Corporate Changes.

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ARTICLE 4
STATUS; RESTRICTIONS ON TRANSFER

SECTION 4.1         Restrictions on Transfer.  This Note, and any Preferred Stock deliverable upon the conversion hereof or Common Stock received as interest, have not been registered under the Securities Act.  The Holder by accepting this Note agrees that this Note and the shares of Common Stock to be acquired as interest on and Preferred Stock to be acquired upon conversion of this Note may not be assigned or otherwise transferred unless and until (i) the Company has received the opinion of counsel for the Holder that this Note or such shares may be sold pursuant to an exemption from registration under the Securities Act, provided that the Company will not require opinions of counsel for transactions involving transfers to Affiliates of the Holder or transfers pursuant to Rule 144 promulgated by the SEC under the Securities Act, or (ii) a registration statement relating to this Note or such shares has been filed and declared effective by the SEC.

Each certificate for shares of Common Stock or Preferred Stock deliverable hereunder shall bear a legend as follows unless and until such securities have been sold pursuant to an effective registration statement under the Securities Act:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The securities may not be offered for sale, sold or otherwise transferred, except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to an exemption from registration under the Securities Act in respect of which the issuer of this certificate has received an opinion of counsel to such, or (iii) sales pursuant to Rule 144 under the Securities Act.”

ARTICLE 5
COVENANTS

SECTION 5.1         Conversion.  The Company shall cause the transfer agent, not later than three (3) Business Days after the Company’s receipt of a Conversion Notice, to issue and deliver to the Holder the requisite shares of Preferred Stock Issued at Conversion.

SECTION 5.2         Notice of Default.  If any one or more events occur which constitute or which, with notice, lapse of time, or both, would constitute an Event of Default, the Company shall forthwith give notice to the Holder, specifying the nature and status of the Event of Default or such other event(s), as the case may be.

SECTION 5.3         Payment of Obligations.  So long as this Note shall be outstanding, the Company shall pay, extend, or discharge at or before maturity, all its respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

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SECTION 5.4         Preservation of Existence.  So long as this Note shall be outstanding, the Company shall and cause its Subsidiaries to (i) maintain their corporate existence, rights and franchises in full force and effect in their jurisdiction of incorporation, (ii) qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would reasonably be expected to have a material adverse effect on the business, operations, condition, financial or otherwise, or prospects of the Company or on the ability of the Company to perform its obligations under the Note.

SECTION 5.5         Compliance with Laws.  So long as this Note shall be outstanding, the Company shall comply with all applicable material laws, ordinances, rules, regulations and requirements of Governmental Authorities.

SECTION 5.6         Inspection of Property, Books and Records.  So long as this Note shall be outstanding, the Company shall keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities and shall permit representatives of the Holder at the Holder’s expense to visit and inspect any of its respective properties, to examine and make abstracts from any of its respective books and records, not reasonably deemed confidential by the Company, and to discuss its respective affairs, finances and accounts with its respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

SECTION 5.7         Liens.  So long as this Note shall be outstanding, the Company shall not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except for Permitted Liens.

SECTION 5.8         Indebtedness.  So long as this Note shall be outstanding, the Company shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

(1)            Indebtedness under this Note; and

(2)            Current accounts payable now existing or hereafter arising out of transactions (other than borrowings) in the ordinary course of the Company’s business.

SECTION 5.9         Distributions.  So long as this Note shall be outstanding, the Company shall (except as required in compliance with Section 5.14) not declare, make pay or set apart assets for a fund to pay, or agree, become or remain liable to make or pay, or set apart assets for a fund to pay, any dividend or other distribution of any nature (whether in cash property, securities or otherwise) on account of, or in respect of, any Capital Shares of the Company or for or on account of the purchase, redemption, defeasance, retirement or acquisition of any Capital Shares of the Company, whether now or hereinafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company.

SECTION 5.10      Disposition of Assets.  So long as this Note shall be outstanding, the Company may not sell, exclusively license, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this paragraph as a “transaction” and any series of related transactions constituting but a single transaction), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, licenses, chattel paper or general intangible with or without recourse), except in a transaction in the ordinary course of the Company’s business or transaction the proceeds of which are paid to the Holder.

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SECTION 5.11       Fundamental Changes.  So long as this Note shall be outstanding, the Company shall not directly or indirectly, by operation of law or otherwise, (a) form or acquire a Subsidiary or (b) merge with, consolidate with, acquire all or substantially all of the assets or stock of, or otherwise combine with or acquire, any Person.

SECTION 5.12       Transactions With Affiliates.  So long as this Note shall be outstanding, neither the Company nor any of its Subsidiaries shall, directly or indirectly, enter into any material transaction or agreement with any officer, director or Affiliate of the Company or family member of any officer, director or Affiliate of the Company, unless the transaction or agreement is (i) reviewed and approved by a majority of Disinterested Directors and (ii) on terms no less favorable to the Company or the applicable Subsidiary than those obtainable from a nonaffiliated Person.

SECTION 5.13       Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Preferred Stock, solely for the purpose of the conversion of this Note, such number of its shares of Preferred Stock and Preferred Stock as shall from time to time be sufficient to effect the conversion of this Note; and if at any time the number of authorized but unissued shares of Preferred Stock shall not be sufficient to a effect the conversion of this Note, in addition to such other remedies as shall be available to the holder of this Note, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval to file an amendment to the charter of the Company.

SECTION 5.14       No Impairment.  Except and to the extent waived in writing or consented to in writing by the Holder or as otherwise expressly permitted under the terms hereof, the Company will not, by amendment of its Certificate of Incorporation or similar corporate charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

SECTION 5.15       Use of Proceeds.  No later than the Closing Date, the Company shall use the proceeds from the issuance of this Note to (i) repay in full all Indebtedness to La Jolla Cove Investors Inc., including but not limited to that certain 6% Convertible Debenture dated July 15, 2008 in an original principal amount of $2,000,000 and that certain Secured Promissory Note dated July 15, 2008 in an original principal amount of $1,750,000 and (ii) reimburse Holder’s out-of-pocket expenses incurred in connection with the transactions contemplated by this Note.

SECTION 5.16        Board Representatives. So long as this Note shall be outstanding, the board of directors of the Company shall cause the size of the board of directors to equal three and shall nominate two representative of the Holder to serve on the board of directors of the Company.

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SECTION 5.17       Right of First Refusal.  At any time while this Note remains outstanding, if the Company desires to issue any Capital Shares (a “New Issuance”) or subject to Section 5.8, enter into any additional Indebtedness (“New Indebtedness”), the Company shall first provide advance written notice to Holder setting forth the proposed terms and conditions of the proposed New Issuance or New Indebtedness (the “Issuance Notice”).  Within twenty (20) days from the receipt of the Issuance Notice (the “Offer Period”), the Holder may, but shall not be obligated, to elect to purchase the New Issuance or serve as the lender in connection with the New Indebtedness on the terms and conditions proposed by the Company.  If the Holder elects not to exercise its right under this Section 5.17 within the Offer Period, the Company may, subject to compliance with the terms of this Note, offer the New Issuance or the New Indebtedness to a third party on the same terms and conditions offered to Holder for a period of thirty (30) days following the earlier of (i) receipt of notice from the Holder of its election not to exercise its option under this Section 5.10 or (ii) the expiration of the Offer Period (the “Expiration”).  If the Company fails to close a transaction with a third party in connection with the New Issuance or New Indebtedness within thirty (30) days of the Expiration, the Company shall first re-offer such New Issuance or New Indebtedness to Holder pursuant to the terms described above prior to re-offering the New Issuance or New Indebtedness to any third party.

SECTION 5.18       Further Assurances.  At any time or from time to time upon the request of Holder, the Company shall and cause its Subsidiaries to, at its expense, promptly cause to be duly executed and delivered, to Holder such further instruments and do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of Holder to carry out more effectively the provisions of the Credit Documents.

ARTICLE 6
EVENTS OF DEFAULT; REMEDIES

SECTION 6.1         Events of Default.  “Event of Default” wherever used herein means any one of the following events:

(i)            the Company shall (x) fail to pay any principal of or interest on this Note as and when the same shall be due and payable or fail to perform or observe any other covenant, agreement, term, provision, undertaking or commitment under this Note (not otherwise expressly addressed in this Section 6.1);

(ii)            any of the representations, warranties, or covenants made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note shall be false or misleading in a material respect at any time while this Note remains outstanding;

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(iii)           under the laws of any jurisdiction not otherwise covered by clauses (vii) and (viii) below, the Company (A) becomes insolvent or generally not able to pay its debts as they become due, (B) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (C) institutes or has instituted against it any proceeding seeking (x) to adjudicate it bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar person for it or for any substantial part of its properties and assets, and in the case of any such official proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of sixty (60) calendar days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs or (D) takes any corporate action to authorize any of the above actions;

(iv)           the board of directors of the Company shall fail to elect William Hopke as the Chairman of the board of directors of the Company and appoint Mr. Hopke as the President and Chief Executive Officer of the Company;

(v)            there shall occur any event or condition that in the good faith opinion of the Holder results in a material adverse change in the financial condition, operations, property or business prospects of the Company from the date hereof, which impairs the Company’s ability to perform its obligations under this Note or brings into question the validity or enforceability of this Note.

(vi)           the Company or any third party claimant or Governmental Authority shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Note, the legality or enforceability of any of the obligations or the perfection or priority of any Lien granted to Holder pursuant to the Security and Pledge Agreements;

(vii)          a case or proceeding is commenced against the Company seeking a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or seeking the winding-up or liquidation of its affairs is filed;

(viii)         the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as and when they become due, or the taking of corporate action by the Company in furtherance of any such action;

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(ix)           a final judgment or final judgments for the payment of money shall have been entered by any court or courts of competent jurisdiction against the Company and remains undischarged for a period (during which execution shall be effectively stayed) of thirty (30) days,  provided  that the aggregate amount of all such judgments at any time outstanding (to the extent not paid or to be paid, as evidenced by a written communication to that effect from the applicable insurer, by insurance) exceeds Twenty Five Thousand Dollars ($25,000);

(x)            it becomes unlawful for the Company to perform or comply with its obligations under this Note in any respect;

(xi)           the Common Shares shall no longer be reported on the over the counter market via the NASDAQ OTC:BB, or shall be suspended from the NASDAQ OTC:BB, and shall not be reinstated, or such suspension lifted, as the case may be, within five (5) days;

(xii)          the Company shall fail to timely or cause to  file any periodic reports pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise required by the Exchange Act;

(xiii)         the Company shall default (giving effect to any applicable grace period) in the payment of principal or interest as and when the same shall become due and payable, under any Indebtedness other than this Note;

(xiv)         any Credit Party shall default under or pursuant to any of the Security and Pledge Agreements or any other agreement, certificate, or document delivered under or pursuant hereto.

SECTION 6.2         Acceleration of Maturity; Rescission and Annulment.  If an Event of Default occurs and is continuing, then and in every such case the Holder may, in Holder’s sole and absolute discretion, by a notice in writing to the Company, rescind any outstanding Conversion Notice and declare that any or all amounts owing or otherwise outstanding under this Note are immediately due and payable and upon any such declaration this Note or such portion thereof, as applicable, shall become immediately due and payable in cash at a price of one hundred eighteen percent (118%) of the Principal Amount thereof, together with all accrued and unpaid interest thereon to the date of payment;  provided,  however, in the case of any Event of Default described in clauses (iii), (vii), (viii), (ix) or (xi) of Section 6.1, all amounts owing or otherwise outstanding under this Note automatically shall become immediately due and payable without the necessity of any notice or declaration as aforesaid.

SECTION 6.3         Event of Default Interest Rate; Liquidated Damages.  Upon the occurrence of an event of an Event of Default, interest shall accrue on the outstanding Principal Amount of this Note from the date of any such Event of Default and for so long as such Event of Default continues, at the rate equal to eighteen percent (18.0%) per annum.  In the event that the Company fails to comply with its obligations set forth in Section 6.1(xii), in addition to the Holders other remedies under this Note, the Company shall be obligated to pay Holder a liquidated damages in an amount equal to 2% of the Principal Amount for each thirty (30) days the Company fails to comply with such obligation.  Such liquidated damages in an amount will be due on the next Interest Rate Payment Due Date following the end of the month in which the Company fails to comply with Section 6.1(xiii).

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SECTION 6.4         Maximum Interest Rate.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate as provided for herein shall exceed the maximum lawful rate which may be contracted for, charged, taken or received by the Holder in accordance with any applicable law (the “Maximum Rate”), the rate of interest applicable to this Note shall be limited to the Maximum Rate.  To the greatest extent permitted under applicable law, the Company hereby waives and agrees not to allege or claim that any provisions of this Note could give rise to or result in any actual or potential violation of any applicable usury laws.

SECTION 6.5         Payment of Certain Amounts.  Whenever pursuant to this Note the Company is required to pay an amount in excess of the Principal Amount plus accrued and unpaid interest, the Company and the Holder agree that the actual damages to the Holder from the receipt of cash payment on this Note may be difficult to determine and the amount to be so paid by the Company represents stipulated damages and not a penalty and is intended to compensate the Holder, in part, for loss of the opportunity to convert this Note and to earn a return from the sale of shares of Preferred Stock acquired upon conversion of this Note at a price in excess of that price paid for such shares pursuant to this Note. The Company and the Holder hereby agree that such amount of stipulated damages is not disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert this Note into shares of Preferred Stock.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

SECTION 7.1          General Representations and Warranties.  To induce Holder to accept this Note, the Company makes the following representations and warranties to Holder:

(i)             Organization and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged.  The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction where the character of its properties or the nature of its activities make such qualification necessary, other than in such jurisdictions where its failure to be so qualified would not have a material adverse effect on the business, operations, financial condition or properties of the Company.

(ii)            Corporate Power and Authority.  The Company has full corporate power and authority to enter into, execute, deliver and perform its obligations under this Note including without limitation obligations under Sections 5.15, 5.16 and 5.17.  The execution, delivery and performance of the Company’s obligations under this Note have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of the Company; (ii) contravene the Company’s charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause the Company to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected; (v) require any consent or approval of any Governmental Authority; or (vi) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Company, other than the Liens created hereby in favor of Holder or Permitted Liens.

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(iii)           Legally Enforceable Agreement.  This Note constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms subject, as to enforceability, to general principles of equity and to principles of bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights and remedies generally.

(iv)           Capital Structure of Company.  Schedule 7.2(iv) hereto states (A) with respect to the Company, (i) the correct name of the Company and each of the Subsidiaries, if any, of Company, its jurisdiction of incorporation and the percentage of its Capital Shares owned by the Company, (ii) the number, nature and holder of all outstanding Capital Shares of or other ownership interest in Company and each Subsidiary of Company, and the name of all officers and directors of Company and each Subsidiary of Company, and (iii) the number of authorized, issued and treasury shares of Company and each Subsidiary of Company.  Except as disclosed on Schedule 7.2(iv), there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Capital Shares or obligations or securities convertible into, or any powers of attorney relating to, Capital Shares of either Company or any of its Subsidiaries.  Except as shown on Schedule 7.2(iv), there are no outstanding agreements or instruments binding upon any shareholder of Company relating to the ownership of its Capital Shares.

(v)           Debt Obligations.  Schedule 7.2(v) sets forth a true and correct list of all Indebtedness of the Company as of the date hereof and intercompany Indebtedness between the Company and any Subsidiaries.

(vi)           Title to Properties; Priority of Liens.  The Company and each of its Subsidiaries has good and valid title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real property, and good title to all of its other property, in each case, free and clear of all Liens other than Permitted Liens.  The Liens granted to Holder pursuant to the Security and Pledge Agreements are first priority Liens.

(vii)          Full Disclosure.  This Note and any other written statement of the Company to Holder provided pursuant to this Note, does not contain any untrue statement of a material fact or, (when taken as a whole with all other information submitted by the Company or made available to, and reviewed by Holder), omit a material fact necessary to make the statements contained therein or herein not misleading.  There is no fact which the Company has failed to disclose to Holder in writing which materially affects adversely or, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company to perform its obligations under this Note.

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(viii)         Governmental Consents.  The Company has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its properties as now owned or leased by it.

(ix)           Litigation.  There are no actions, suits, proceedings or investigations pending, or to the knowledge of the Company, threatened, against or affecting it or the business, operations, properties, prospects, profits or condition of the Company which (a) relate to this Note, or (b) based on its good faith assessment of the outcome, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or properties of the Company.  The Company is not in default with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal.

(x)            Not an Investment Company.  Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor is it subject to regulation under any federal or state statute or regulation which limits its ability to incur indebtedness.

(xi)           The Preferred Stock, when issued on the Conversion Date and any Common Stock when issued in accordance with this Note, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights, rights of first refusal, tag-along rights, drag-along right or other similar rights.

(xii)          Registration Rights.  Other than as described in that certain Second Amended and Restated Engagement Agreement dated February 12, 2008, between the Company and Ackrell Capital, LLC, as of the Closing Date, no Person shall have any demand, “piggyback” or other right to cause the Company to file any registration statement under the Securities Act relating to any of its securities or to participate in any such registration statement.

SECTION 7.2         Continuous Nature of Representations and Warranties.  Each representation and warranty contained in this Note shall be continuous in nature and shall, in all material respects, remain accurate, complete and not misleading at all times while this Note remains outstanding.

SECTION 7.3         Taxes.  All tax returns required to be filed by the Company and its Subsidiaries have been properly prepared, executed and filed.  All taxes, assessments, fees and other governmental charges upon the Company, its Subsidiaries or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid.  The reserves and provisions for taxes on the books of the Company and its Subsidiaries are adequate for all open years and for its current fiscal period.  The Company knows of no proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against) affecting the Company or its Subsidiaries.

SECTION 7.4         No Event of Default; Compliance with Instruments.  No event has occurred and is continuing and no condition exists which constitutes an Event of Default.  Neither the Company nor any of its Subsidiaries is in violation of any term of (i) any charter instrument or bylaw or (ii) agreement or instrument to which it is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound the consequences of which would reasonably be expected to have a material adverse effect on the business, operations, condition, financial or otherwise, or prospects of the Company or its Subsidiaries (individually or in the aggregate) or on the ability of the Company to perform its obligations under the Note.

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SECTION 7.5         Solvency.  On the Closing Date, (a) the amount of the “fair value” (as defined below) of the assets of the Company will, as of such date, exceed the amount of all liabilities of the Company, contingent or otherwise, as of such date, (b) the Company’s debts will not be beyond its ability to pay as such debts mature, and (c) the Company will not have, as of such date, an unreasonably small amount of capital with which to conduct its business or an unreasonably small amount of assets in relation to its future business.  For purposes of this Section 7.5, “fair value” means the amount for which the assets of the Company might be expected to be sold to a willing buyer by a willing seller, neither being under compulsion, each having reasonable knowledge of all relevant facts, with equity to both, with no definite time period required to consummate the sale, and with buyer and seller contemplating the retention of the facilities at their present location for continuation of current operations; “debt” means “liability on a claim”, and “claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, secured or unsecured.

SECTION 7.6         No Integrated Offering.  Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to the Holder. The issuance of the Note to the Holder will not be integrated with any other issuance of the Company’s securities (pas, current or future) for purposes of any shareholder approval provisions applicable to the Company.

SECTION 7.7         No Shell Company.  The Company is not, nor at any time during the twelve month period immediately preceding the date hereof has the Company been a “shell company,” as such term is defined in Rule 405 promulgated under the Securities Act.

SECTION 7.8         Survival of Representations and Warranties.  All representations and warranties of the Company contained in this Note shall survive the execution, delivery and acceptance thereof by Holder.

ARTICLE 8
MISCELLANEOUS

SECTION 8.1         Notice of Certain Events.  In the case of the occurrence of any event described in Section 3.4 of this Note, the Company shall cause to be mailed to the Holder of this Note at its last address as it appears in the Company’s security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days’ notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice thereof, including, if applicable, a statement of (y) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (z) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

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SECTION 8.2          Expenses; Taxes; Attorneys’ Fees.

(i)            The Company agrees to pay or cause to be paid and to save the Holder harmless against liability for the payment of all reasonable out-of-pocket expenses, including but not limited to fees and expenses of counsel for the Holder incurred by the Holder from time to time and (a) relating to any requested amendments, waivers or consents to the Note or (b) arising in connection with the Holder’s enforcement or preservation of rights under the Credit Documents or other documents contemplated herein or therein, including but not limited to such expenses as may be incurred by the Holder in the collection of the Note and any litigation, proceeding, dispute or so-called “workout” in any way related to the Note.  The Company hereby agrees to indemnify the Holder from and hold it harmless against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or by reason of any investigation, litigation or other proceeding related to any use or proposed use of the proceeds of the Note or the Company’s entry into and performance of the Credit Documents or the other documents contemplated herein or therein (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

(ii)           The Company further agrees to and hereby do indemnify and hold harmless the Holder, and each Affiliate and each director, officer, employee and agent of each thereof (the “Indemnified Parties”) from and against any and all losses, claims, damages, expenses or liabilities to which any thereof may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from a claim made by any third party in respect of the transactions described herein or the financing contemplated hereby (whether or not any Indemnified Party is a party to any action or proceeding out of which any such losses, claims, damages, expenses or liabilities arise), and agrees to reimburse the Indemnified Parties for any reasonable legal or other expenses incurred by any thereof in or in connection with investigating, preparing to defend, defending or otherwise participating in any such claim, action or proceeding related to any such loss, claim, damage or liability, except that the Company shall not be obligated to indemnify, hold harmless or reimburse an Indemnified Party for any such losses, claims, damages, expenses or liabilities to the extent that the same are determined in a final judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Indemnified Party seeking such indemnity.  The Holder hereby agrees to give the Company prompt written notice of the incurrence of any loss, claim, damage, expense or liability (or the institution of any action, suit or proceeding, including any inquiry or investigation, or claim in respect thereof) which may give rise to an obligation by the Company to indemnify an Indemnified Party pursuant to this paragraph promptly upon becoming aware thereof.  The Company hereby agrees that the Holder’s failure to give any such notice shall not excuse its performance of its obligations pursuant to this Section 8.2, except to the extent that any such failure shall be determined in a final judgment by a court of competent jurisdiction to have resulted in material prejudice to the Company.

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(iii)           The Company agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Holder to be payable in connection with the Note, and the Company agrees to save the Holder harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

(iv)           In the event of termination adversely to the Company of any action at law or suit in equity in relation to the Note, the Company will pay, in addition to all other sums which the Company may be required to pay, a reasonable sum for attorneys’ fees incurred by the  Holder in connection with such action or suit.

SECTION 8.3         Register.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Note.  Upon any transfer of this Note in accordance with Articles 2 and 4 hereof, the Company shall register such transfer on the Note register.

SECTION 8.4         Note Registry.  Interest payable pursuant to this Note is intended to be exempt from withholding to the extent permitted under the Code.  All references to the Code shall be deemed to include references to successor provisions and to regulations promulgated under the Code.  The Company shall maintain a register identifying the holder and beneficial owner of this Note.  Principal and interest under this Note is payable only to the registered Holder of this Note, as identified in the register maintained by the Company.  The Holder shall notify the Company in writing of any transfer or change in beneficial ownership of this Note and identify the transferee and new beneficial owner of this Note, and the Company shall record such information in the register maintained by the Company.  The Holder agrees that it shall submit to the Company such documentation as may be required to comply with exemptions from withholding under the Code.  Such documentation shall be submitted in such forms and at such times as may be required by the Code and requested by the Company.

SECTION 8.5         Transmittal of Notices.  Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

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(1)	If to the Company, to:

Espre Solutions, Inc.
5700 W. Plano Parkway, Suite 2600
Plano, Texas 75093
Telephone: 214-254-3708
Facsimile: 214-254-3709

(2)	If to the Holder, to:

Dalcor Inc.
C/o Oliver Chappaz
Rue General Dufour 20
1204 Geneva
Switzerland
Telephone:+ 41 22 809 6464
Facsimile:+ 41 22 809 6465

Each of the Holder or the Company may change the foregoing address by notice given pursuant to this Section 8.4.

SECTION 8.6         Remedies Cumulative; No Waiver.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Note, that the Holder shall be entitled to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.  All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of the Company contained in this Note, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Holder or contained in any other agreement between Holder and the Company, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Company herein contained.  The failure or delay of Holder to require strict performance by the Company of any provision of this Note or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all obligations owing or to become owing from the Company to Holder shall have been fully satisfied and this Note has been terminated.  None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Note and no Event of Default by the Company under this Note shall be deemed to have been suspended or waived by the Holder, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Holder and directed to the Company.  Nothing herein contained shall at any time compel Holder to accept at any time any cure offered or proposed by the Company or any other Person as to any Event of Default.

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SECTION 8.7         Waiver.  The Company to the fullest extent permitted by applicable law, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand protest, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

SECTION 8.8         Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to conflicts of laws principles).  With respect to any suit, action or proceedings relating to this Note, the Company irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and the United States District Court located in the City of New York and hereby waives, to the fullest extent permitted by applicable law, any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  Subject to applicable law, the Company agrees that final judgment against it in any legal action or proceeding arising out of or relating to this Note shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which judgment shall be conclusive evidence thereof and the amount of its indebtedness, or by such other means provided by law.

SECTION 8.9         WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITY AND PLEDGE AGREEMENTS, OR ANY OTHER DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND OTHER DOCUMENTS.  EACH PARTY HERETO (I) CERTIFIES THAT NEITHER OF THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

SECTION 8.10        Headings.  The headings of the Articles and Sections of this Note are inserted for convenience only and do not constitute a part of this Note.

SECTION 8.11        Payment Dates.  Whenever any payment hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

SECTION 8.12        Binding Effect.  Each Holder by accepting this Note agrees to be bound by and comply with the terms and provisions of this Note.

SECTION 8.13        No Stockholder Rights.  Except as otherwise provided herein, this Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Preferred Stock in accordance with the terms hereof.

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SECTION 8.14        Facsimile Execution.  Facsimile execution of this Note shall be deemed original.

SECTION 8.15        Severability.  The invalidity of any provision of this Note or portion of a provision shall not affect the validity of any other provision of this Note or the remaining portion of the applicable provision.

SECTION 8.16        Amendment.  This Note shall not be modified or amended, except pursuant to an instrument in writing executed and delivered on behalf of the Company and the Holder.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer on the date of this Note.

Espre Solutions, Inc.

By:	/s/ Peter Ianace
Name: Peter Ianace
Title: Chief Executive Officer

Dalcor, Inc.

By:	/s/ Oliver Chappaz
Name: Oliver Chappaz
Title: Authorized Signatory and Attorney-in-fact

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[Convertible Secured Promissory Note And Loan Agreement]

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EXHIBIT A
NOTE CONVERSION NOTICE

TO:	Espre Solutions, Inc.
5700 W. Plano Parkway, Suite 2600
Plano, Texas 75093

The undersigned owner of the Convertible Note due August 20, 2013 (the “Note”) issued by Espre Solutions, Inc. (the “Company” ) hereby irrevocably exercises its option to convert $__________ of the Principal Amount of the Note into shares of Preferred Stock in accordance with the terms of the Note.  The undersigned hereby instructs the Company to convert the portion of the Note specified above into shares of Preferred Stock Issued at Conversion in accordance with the provisions of Article 3 of the Note.  The undersigned directs that the Preferred Stock and certificates therefor deliverable upon conversion, the Note reissued in the Principal Amount not being surrendered for conversion hereby, [the check or shares of Preferred Stock in payment of the accrued and unpaid interest thereon to the date of this Notice,] together with any check in payment for fractional Preferred Stock, be registered in the name of and/or delivered to the undersigned unless a different name has been indicated below.  All capitalized terms used and not defined herein have the respective meanings assigned to them in the Note.  The conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Principal Amount of the Note set forth above shall cease and the Person or Persons in whose name or names the Preferred Stock Issued at Conversion shall be registered shall be deemed to have become the holder or holders of record of the shares of Preferred Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Preferred Stock shall at such time vest with such Person or Persons.

Date and time:

By:

Title:

Fill in for registration of Note:
Please print name and address
(including ZIP code number):

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SCHEDULE 7.2(iv)

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SCHEDULE 7.2(v)

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